Filed Pursuant to Rule 424(b)(3)
Registration No. 333-210105

Prospectus Supplement No. 2

(to Prospectus dated March 24, 2016)

8,900,000 SHARES

CURRENCYSHARES® SWISS FRANC TRUST

This Prospectus Supplement No. 2 amends and supplements our prospectus dated March 24, 2016 (the “Prospectus”) and Prospectus Supplement No. 1 dated September 26, 2016, and should be read in conjunction with, and must be delivered with, the Prospectus and Prospectus Supplement No. 1.

Under “The Offering” on page 3 of the Prospectus, the fifth, sixth and seventh sentences under “Interest on deposits” are hereby deleted and replaced in their entirety with the following:

The Depository may change the rate at which interest accrues, including reducing the interest rate to zero or below zero, based upon changes in market conditions or the Depository’s liquidity needs.

The third sentence under “The interest rate paid by the Depository, if any, may not be the best rate available. If the Sponsor determines that the interest rate is inadequate, then its sole recourse is to remove the Depository and terminate the Deposit Accounts.” on page 9 of the Prospectus is hereby deleted and replaced in its entirety with the following:

The Depository may change the rate at which interest accrues, including reducing the interest rate to zero or below zero, based upon changes in market conditions or the Depository’s liquidity needs.

The defined term “TOIS rate” under “Glossary of Terms” on page 14 of the Prospectus is hereby deleted in its entirety.

The third and fourth sentences under “INTEREST ON DEPOSITED SWISS FRANCS” on page 18 of the Prospectus are hereby deleted and replaced in their entirety with the following:

The Depository may change the rate at which interest accrues, including reducing the interest rate to zero or below zero, based upon changes in market conditions or the Depository’s liquidity needs.

The second sentence under “INTEREST” on page 25 of the Prospectus is hereby deleted and replaced in its entirety with the following:

Baskets are currently created three days after funds are transferred by an Authorized Participant to the primary deposit account held by the Depository. Beginning September 5, 2017, however, Baskets will be created two days after funds are transferred by an Authorized Participant to the primary deposit account held by the Depository.

The following text is hereby added immediately after the first paragraph under “Creation and Redemption of Shares” on page 27 of the Prospectus:

Typically, Baskets are currently created and redeemed on a “T+3 basis” (i.e., three business days after trade date). However, consistent with the SEC’s recent adoption of a rule amendment shortening the standard settlement cycle from T+3 to T+2 for most broker-dealer transactions, effective September 5, 2017, the Trust will create and redeem Baskets on a “T+2 basis” (i.e., two business days after trade date). Though these settlement cycles are typical for the Trust, the Trust reserves the right to settle any creation or redemption of Baskets on a basis other than T+3 (or T+2 starting September 5, 2017), including a shorter settlement period, if necessary or appropriate under the circumstances and compliant with applicable law.

The third sentence under “Delivery of required deposits” on page 29 of the Prospectus is hereby deleted and replaced in its entirety with the following:

Currently, upon receipt of the deposit of Swiss Francs from an Authorized Participant, the Trustee directs DTC to credit the number of Baskets ordered to the Authorized Participant’s DTC account on the third business day after the purchase order date. Beginning September 5, 2017, however, upon receipt of the deposit of Swiss Francs from an Authorized Participant, the Trustee will direct DTC to credit the number of Baskets ordered to the Authorized Participant’s DTC account on the second business day after the purchase order date.

The Prospectus shall remain unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is August 31, 2017